UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report: (Date of earliest event reported): September 19, 2011

Chico’s FAS, Inc.

(Exact Name of Registrant as Specified in its Charter)

Florida

(State or Other Jurisdiction of Incorporation)

001-16435	59-2389435
(Commission File Number)	(IRS Employer Identification No.)

11215 Metro Parkway, Fort Myers, Florida	33966
(Address of Principal Executive Offices)	(Zip code)

(239) 277-6200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On September 19, 2011, Chico’s FAS, Inc. (the “Company”), completed its previously announced acquisition of Boston Proper, Inc. (“Boston Proper”). Pursuant to the Agreement and Plan of Merger dated as of August 17, 2011 (the “Merger Agreement’) among the Company, Harbor DTC, Inc. (“Merger Corp”), a Florida corporation and wholly owned subsidiary of the Company, Boston Proper and Michael W. Tiernan and Kenneth C. Fischer, as shareholder representatives, Merger Corp merged with and into Boston Proper, with Boston Proper continuing after the merger as the surviving entity and a wholly owned subsidiary of the Company.

Under the terms of the Merger Agreement, each share of Boston Proper common stock and each outstanding option to purchase Boston Proper common stock was converted into the right to receive cash. Cash consideration paid totaled approximately $213 million, $205 million for the common stock, stock options, and certain transaction related expenses and approximately $8 million for estimated incremental working capital balances, at September 19, 2011, which is subject to further adjustment once the working capital of Boston Proper on the closing date is finalized. The cash paid at closing was funded by the Company’s available cash balances. An escrow in the aggregate amount of $15 million of the merger consideration was established at the closing to secure the indemnification and other obligations of Boston Proper shareholders and certain covenants under the Merger Agreement.

The foregoing description of the Merger Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Merger Agreement, which was filed as Exhibit 2.01 to the Company’s Form 10-Q filed with the Securities and Exchange Commission on August 24, 2011 and incorporated by reference herein.

On September 20, 2011, the Company issued a press release announcing the closing of its transaction to acquire Boston Proper. A copy of the release issued on September 20, 2011 is attached to this Report as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit 99.1	Press Release of Chico’s FAS, Inc. dated September 20, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHICO’S FAS, INC.

Date: September 23, 2011	By:	/s/ Pamela K. Knous
Pamela K. Knous, Executive Vice President — Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description

Exhibit 99.1	Press Release of Chico’s FAS, Inc. dated September 20, 2011